Exhibit 8.1

January 14, 2015

Golar LNG Partners LP

Par-la-ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

Re:  Golar LNG Partners LP Prospectus Supplement

Ladies and Gentlemen:

We have acted as U.S. counsel to Golar LNG Partners LP (the “Partnership”), a Marshal Islands limited partnership, with respect to certain legal matters in connection with the offer and sale of 7,170,000 common units representing limited partner interests in the Partnership. We have also participated in the preparation of the Preliminary Prospectus Supplement (the “Preliminary Prospectus Supplement”) dated January 8, 2015, the Prospectus Supplement (the “Prospectus Supplement”) dated January 9, 2014, and the Prospectus dated October 25, 2013 (the “Prospectus”), forming part of the Registration Statement on Form F-3, No. 333-191909 (the “Registration Statement”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a representation letter certified by an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement and any public filings with the Securities and Exchange Commission that are incorporated by reference.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the discussion in the Preliminary Prospectus Supplement and the Prospectus Supplement under the captions “Material U.S. Federal Income Tax Considerations,” and “Taxation of the Partnership—United States Taxation” constitute the opinion of Vinson & Elkins

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Preliminary Prospectus Supplement or the Prospectus Supplement under the captions “Material U.S. Federal Income Tax Consequences” or “Taxation of the Partnership—United States Taxation.”  We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Prospectus Supplement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus Supplement.  This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon solely by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Prospectus Supplement.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 6-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.